UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2024

Mister Car Wash, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40542	47-1393909
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 E. 5th Street
Tucson, Arizona		85705
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (520) 615-4000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	MCW	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 27, 2024, Mister Car Wash Holdings, Inc. (the "Borrower") entered into Amendment No. 5 to its Amended and Restated First Lien Credit Agreement with Hotshine Intermediateco, Inc. ("Holdings"), other guarantors, lenders, and Bank of America, N.A. ("BofA") as the successor administrative agent and collateral agent. This amendment further modifies the existing credit agreement dated May 14, 2019 (as amended prior to the Amendment No. 5 the “Existing Credit Agreement” and, as amended by Amendment No. 5, the “Credit Agreement”). Defined terms used herein and not defined have the meaning set forth in the Credit Agreement.

The Credit Agreement provides for:

1.
$925.0 million in first lien term commitments, consisting of:
a.
$901.2 million to refinance outstanding term loans
b.
$23.8 million in additional incremental term commitments (collectively, the “2024 Term Loans”)
2.
$300.0 million in revolving commitments, consisting of:
a.
$150.0 million to replace existing revolving commitments
b.
$150.0 million in additional incremental revolving commitments (collectively, the “2024 Revolving Commitments”)

2024 Term Loans

The 2024 Term Loans have an interest rate of Term SOFR or Base Rate, at the Borrower's option, plus an applicable margin (3.00% for SOFR Loans or 2.00% for Base Rate Loans), subject to step-downs based on the First Lien Net Leverage Ratio. For SOFR Loans, the margin starts at 3.00% and can decrease to 2.75% and 2.50% based on the First Lien Net Leverage Ratio. For Base Rate Loans, the margin begins at 2.00% and can decrease to 1.75% and 1.50%, depending on the First Lien Net Leverage Ratio. The SOFR rate has a floor of 0.00%. Starting September 30, 2024, the loans will be amortized in equal quarterly installments at an annual rate of 1.00% of the original principal amount. The loans are scheduled to mature on March 27, 2031.

2024 Revolving Commitments

The Borrower can draw revolving loans under the 2024 Revolving Commitments until the earliest of March 27, 2029, permanent reduction of commitments to zero or termination of the commitment. The interest rate for these loans is Term SOFR or Base Rate, at the Borrower's option, plus an applicable margin (2.50% for SOFR Loans or 1.50% for Base Rate Loans), subject to step-ups and step-downs based on the First Lien Net Leverage Ratio. Any unused commitment fee is also payable based on the First Lien Net Leverage Ratio.

The Credit Agreement requires the Borrower to maintain a Rent Adjusted Total Net Leverage Ratio no greater than 6.50 to 1.00, tested quarterly beginning with the quarter ending September 30, 2024, for the benefit of lenders holding the 2024 Revolving Commitments. The Credit Agreement contains customary affirmative and negative covenants and events of default, limiting the Borrower and its subsidiaries' ability to, among other things, incur debt, grant liens, make acquisitions, suffer changes in control, make investments, pay dividends or distributions, repurchase or redeem stock, dispose of or transfer assets, and enter into transactions with affiliates, subject to agreed limitations and exceptions. In addition, a fee applies for not using the available loan amount, which is calculated based on the same leverage ratio.

The Credit Agreement remains collateralized by substantially all personal property, real property and equity interests owned by the Borrower, which collateral package remains unchanged and as previously disclosed. In addition, various starter baskets that permit, among other things, debt, lien, and investment capacity have been upsized.

Except as described above, the material terms of the Existing Credit Agreement remain substantially unchanged and as previously disclosed.

The foregoing description of Amendment No. 5 does not purport to be complete and is qualified in its entirety by reference to Amendment No. 5, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On April 1, 2024, the Borrower issued a press release announcing its entry into the Amendment. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The information contained in this Item 7.01 and in Exhibit 99.1 hereto is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed to be incorporated by reference into any filing of the Borrower under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Amendment No. 5 to the First Lien Term Loan Agreement, dated March 27, 2024, by and among Mister Car Wash Holdings, Inc. and the parties thereto named therein.
99.1	Press Release issued by Mister Car Wash, Inc., dated April 1, 2024
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline Instance XBRL document

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Borrower will supplementally furnish copies of omitted schedules and exhibits to the Securities and Exchange Commission or its staff upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mister Car Wash, Inc.

Date:	April 1, 2024	By:	/s/ Markus Hartmann
Markus Hartmann General Counsel